Exhibit 99

PRESS RELEASE

Contact Person: D. Ben Berry (252) 334-1511

GATEWAY FINANCIAL HOLDINGS, INC.
ANNOUNCES STOCK SPLIT EFFECTED AS 5% STOCK DIVIDEND

Elizabeth City, N.C., Feb 27 — Gateway Financial Holdings, Inc. (NASDAQ: “GBTS”), the holding company for Gateway Bank, announced today that its Board of Directors approved a 21 for 20 stock split, to be effected in the form of a 5% stock dividend payable April 8, 2004 to shareholders of record as of March 15, 2004. The terms of the Company’s outstanding Warrants will be adjusted accordingly. The Company’s outstanding Warrants will be adjusted so that the holder of each Warrant may receive the number of shares of Common Stock which it would have been entitled if such holder had exercised the Warrant immediately prior thereto. In addition, the warrant exercise price will be adjusted for the stock dividend. Prior to the stock dividend, a Warrant entitled a holder of each Warrant to purchase 1.155 shares of Common Stock at $9.61 per common share. Immediately following the stock dividend, the Warrants adjust and entitle the holder of each Warrant to purchase 1.213 shares of Common Stock at $9.15 per common share.

D. Ben Berry, Chairman, President and Chief Executive Officer commented, “We wanted to reward our shareholders for their constant belief in the Company and allow them to participate in our continued success. We believe this stock dividend shows our commitment to enhancing shareholder value.”

Gateway Financial Holdings, Inc. is the holding company for Gateway Bank, a full service community bank with offices in Elizabeth City, Edenton, Kitty Hawk, Plymouth and Roper, North Carolina, and Chesapeake and Virginia Beach, Virginia. The Bank also provides insurance through Gateway Insurance Services, Inc. and brokerage services through Gateway Investment Services, Inc. The Common Stock of the Company is traded on NASDAQ under the symbol GBTS and its Warrants trade on NASDAQ under the symbol GBTSW. At December 31, 2003, Gateway Financial Holdings, Inc. had total assets of $314.8 million, net loans of $229.0 million, total deposits of $238.5 million and total shareholder’s equity of $25.0 million.

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